Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

UNIT DRILLING COLOMBIA, L.L.C.

This Limited Liability Company Agreement of Unit Drilling Colombia, L.L.C., dated and effective as of November 13, 2009 (this “Agreement”), is entered into by Unit Drilling Colombia, L.L.C., as the sole member (the “Member”).

The Member, by signing this Agreement, hereby forms a limited liability company under and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Unit Drilling Colombia, L.L.C. (the “Company”).

2. Certificates. Mark E. Schell is hereby designated as an “authorized person” within the meaning of the Act, and has signed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects). On the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Managers (as defined herein) thereon became the designated “authorized persons” and shall continue as the designated “authorized persons” within the meaning of the Act. The Managers, as authorized persons, within the meaning of the Act, shall sign, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in with the Secretary of State of the State of Delaware. The Managers shall sign, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

3. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing, including but not limited to establishing a branch and conducting operations for the contract drilling of oil and natural gas wells in the Republic of Colombia, South America.

4. Principal Business Office. The principal business office of the Company shall be located at 7130 S. Lewis, Suite 1000, Tulsa, Oklahoma 74136, or such other location as may hereafter be determined by the Managers.

5. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808

6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8. Capital Contributions. The Member is hereby admitted as the Member of the Company on its signing and delivery of this Agreement. The Member has contributed such capital to the Company as set forth in the books and records of the Company.

9. Additional Contributions. The Member is not required to make any additional contribution to the capital of the Company. However, the Member may, at any time and in his sole discretion, make additional contributions to the capital of the Company. The Managers shall have no authority to request or otherwise cause the Member to make additional contributions to the capital of the Company.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

12. Management.

(a) The management of the Company’s business shall be vested in the persons or entities designated by the Member as the managers of the Company within the meaning of the Act (the “Managers”). Each Manager, on behalf of the Company, shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the Company’s purposes as set forth in Section 3 hereof. The Managers are an agent of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers shall bind the Company. The Managers may be but need not be a member of the Company. Notwithstanding any other provisions of this Agreement, a Manager is authorized to sign and deliver any document on behalf of the Company without any vote or consent of any other person, including any member of the Company.

(b) The Member hereby designates each of Larry D. Pinkston and Mark E. Schell as the initial Managers, and Larry D. Pinkston and Mark E. Schell hereby accept such designation and agree to be bound by the terms and conditions of this Agreement. Any successor Manager or Managers appointed by the Member shall sign an instrument reasonably satisfactory to the Member accepting his or her designation as manager of the Company and agreeing to the terms and conditions of this Agreement.

(c) The Company shall reimburse the Managers for all ordinary and necessary out-of-pocket expenses incurred by the Managers on behalf of the Company.

(d) A Manager may be removed with or without cause at any time by the Member. Any removal of a Manager shall become effective on such date as may be specified by the Member. A Manager may resign from its position as manager of the Company at any time on not less than 10 days prior written notice to the Member.

13. Officers. Each Manager may, from time to time as he or she deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Managers may delegate to any Officer any of the Managers’ powers under this Agreement, including, without limitation, the power to bind the Company. Any delegation under this Section 13 may be revoked at any time by the Managers. An Officer may be removed with or without cause by the Managers. The Managers hereby appoint the following persons to serve in the offices designated below, each to hold such office until a successor shall have been chosen and qualified:

Larry D. Pinkston	President

Mark E. Schell	Senior Vice President, Secretary and General Counsel

John Cromling	Executive Vice President, Drilling

14. Other Business. Any Member or Manager and any affiliate of any Member or Manager may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member or Manager. No Member or Manager who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member or

Manager shall not be liable to the Company or to any member of the Company for breach of any fiduciary or other duty by reason of the fact that such Member or Manager pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper.

15. Exculpation and Indemnification. Neither the Member nor any Manager or Officer shall be liable to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that the Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Manager’s or Officer’s gross negligence or willful misconduct. To the full extent permitted by applicable law, the Member and any Manager or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officer by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that the Member and any Manager or Officer shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Manager or Officer by reason of its/his/her gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

16. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. The transferee shall be admitted to the Company on its signing an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its interest in the Company under this Section 16, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

17. Resignation. The Member may at any time resign from the Company.

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) The bankruptcy (within the meaning of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, on the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

20. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

21. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

23. Amendments. This Agreement may not be modified, altered, supplemented or amended except under a written agreement signed and delivered by the Member.

24. Sole Benefit of Member. Except as expressly provided in Section 15 hereof, the provisions of this Agreement (including Section 10) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit on any creditor of the Member or of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company or of the Member to make any contributions or payments to the Company.

25. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly signed this Agreement as of the date first written above.

Unit Drilling USA Colombia, LLC as sole member

By:	/s/ Mark E. Schell
Name: Mark E. Schell
Title: Manager

Agreed and Accepted By:

Initial Managers

/s/ Larry D. Pinkston
Larry D. Pinkston

/s/ Mark E. Schell
Mark E. Schell

STATE OF OKLAHOMA	)
	)	SS.
COUNTY OF TULSA	)

This instrument was acknowledged before me on this 13th day of November, 2009 by Mark E. Schell, Manager of Unit Drilling USA Colombia, LLC.

/s/ Stephanie Boucher
Stephanie Boucher Notary Public

My Notary Commission Expires: 9-12-2013

My Notary Number: 01012801